EXHIBIT 99.1

INTERNATIONAL FIBERCOM RENEGOTIATES COMMERCIAL BANKING FACILITY, CONCLUDES PRIVATE PLACEMENT

PHOENIX -- (BUSINESS WIRE) -- June 22, 2001 -- International FiberCom Inc. (Nasdaq:IFCI), a leading provider of a full range of services to telecommunications, cable and wireless service providers, announced today that it has entered into an amended and restated credit agreement with its lenders in connection with its $100 million revolving line of credit.

Under this new agreement, the company renegotiated certain financial ratios and required balances under the original credit agreement in order to bring it in compliance and to be consistent with its current and anticipated level of operations during the term of the facility, which runs through March 31, 2003. The interest rate increased 125 basis points under the amended facility.

Additionally, the company completed the private placement of $10 million of Series D Convertible Preferred Stock to Crescent International Ltd., an investment company managed by GreenLight (Switzerland) SA, and warrants exercisable to purchase 509,554 shares of common stock at a price of $5.89 per share for a five-year term. The Series D Preferred is convertible into common stock at the lower of $5 per share or the average of the five lowest consecutive closing prices of the common stock for the 22 days preceding the conversion date.

Crescent also agreed to purchase up to $10 million of common stock of the company in increments of between $200,000 and $2.5 million at the discretion of the company during the 18-month commitment period. The purchase price of the common stock under this commitment will be equal to the average of the three lowest consecutive closing prices during the 22 days preceding the sale. The company agreed to provide registration rights to Crescent in connection with the placement.

This news release contains certain forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, by their very nature, include risks and uncertainties. Accordingly, the company's actual results could differ materially from those discussed in this release. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. Such factors, many of which are beyond the control of the company, include the following: the company's success in obtaining new contracts; the volume and type of work orders that are received under such contracts; the accuracy of the cost estimates for projects; the company's ability to complete its projects on time and within budget; levels of, and ability to collect accounts receivable; availability of trained personnel and utilization of the company's capacity to complete work; the company's ability to complete proposed acquisitions and, upon their completion, to integrate the acquisitions into its organization and manage its growth; competition and competitive pressures on pricing; the company's success in marketing its wireless products and services; and economic conditions in the United States and in the regions served by the company. A more complete listing of cautionary statements and risk factors is contained in the company's report on Form 10-K for the year ended Dec. 31, 2000 filed with the Securities and Exchange Commission.